Exhibit 99.2
Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl
Operator:
Good afternoon and welcome to Diodes Incorporated’s third quarter 2011 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Tuesday, November 8, 2011. I would now like to turn the call to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good afternoon and welcome to Diodes’ third quarter 2011 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu, who is joining us today from Taiwan; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.
Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the

Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, November 8, 2011. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”
For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.
And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.
Dr. Keh-Shew Lu, President and CEO
Thank you, Leanne.
Welcome everyone, and thank you for joining us today.
Revenue in the third quarter was $161 million, a decrease of 2 percent over the prior year period and 5 percent sequentially. We continued to see broad weakness across global markets that began in May and accelerated throughout the third quarter, especially in the consumer and computing markets with the exception of tablets and smartphones. Despite this softness, we were still able to execute on our strategy of gaining market share by shifting our product mix to lower margin products to best utilize our installed capacity, as reflected by the 10 percent growth in our year-to-date revenue over the prior year. Gross margin in the third quarter was 28 percent of revenue. In addition to our shift in product mix, gross margin was also impacted by a weaker than normal pricing environment as well as a significant increase in gold prices.
In response to the weak market environment, we have implemented cost reduction actions that include the delay of capital investments, hiring freezes, a reduction in factory overtime, as well as temporary reductions on travel. We delayed about $13 million of CapEx, but still invested approximately $20 million during the quarter, including $10 million for our Chengdu site expansion. Our primary goal is to maintain manufacturing efficiencies at our packaging facilities in order to avoid slowing down our productivity improvements. Even with the hiring freeze, we continued to maximize the utilization of our operators and equipment. During the quarter, we used excess capacity to build finished goods inventory and prepare for a three day shut-down for the China National Holiday, which occurred during the first week in October.
Looking beyond the current market environment, we continue to increase our investment in R&D to further advance our new product initiatives, maintain design win momentum and position Diodes for additional market share gains in the future. We have the additional capacity available to take advantage of upside potential and return to our historical growth levels as the market improves. We remain committed to our business model and are focused on generating long-term returns for our shareholders.
With that, I will now turn the call over to Rick to discuss our third quarter financial results and fourth quarter guidance in more detail.
Rick White, CFO
Thanks, Dr. Lu, and good afternoon everyone.
Revenue for the third quarter of 2011 was $160.6 million, a decrease of 2 percent over the $163.1 million in the third quarter of 2010, and a decrease of 5 percent from the $169.8 million in the second quarter of 2011. The decrease in revenue was due to the general market slowdown on a global basis, causing larger than normal pricing degradation.
Gross profit for the third quarter of 2011 was $45.2 million, or 28.1 percent of revenue, compared to $61.0 million, or 37.4 percent, in the third quarter of 2010 and $55.6 million, or 32.8 percent of revenue, in the second quarter 2011. The decline in gross profit margin was due primarily to pricing, a significant increase in gold prices and a shift in product mix to lower margin products in an effort to maintain full capacity utilization at our Shanghai packaging facilities.
Total operating expenses for the third quarter were $31.8 million, or 19.8 percent of revenue, which was slightly below our model of 20 percent of revenue.
Looking specifically at Selling, General and Administrative expenses for the third quarter, SG&A was approximately $23.4 million, or 14.6 percent of revenue, which was above the 14.0 percent of revenue in the third quarter of 2010 and the 13.3 percent of revenue last quarter.
Investment in Research and Development for the third quarter was $7.3 million, or 4.5 percent of revenue, which was comparable to the $7.2 million, or 4.4 percent of revenue, in the previous year period and an increase compared to the $6.5 million, or 3.8 percent of revenue last quarter. Diodes continues to invest in R&D effort to further advance new product development and design in order to capture additional market share in the future.
Total Other Expense amounted to $2.3 million for the third quarter.
Looking at interest income and expense, we had approximately $316,000 of interest income on our cash balances and approximately $1.0 million of interest expense primarily related to our Convertible Senior Notes.
During the third quarter, we recorded approximately $2 million of non-cash, amortization of debt discount related to the U.S. GAAP requirement to separately account for a liability and equity component of our Convertible Senior Notes. Also included in Total Other Expense was a foreign currency gain of $460,000.
Also included in other expense was a $1.3 million non-cash loss associated with the decrease in fair value associated with the Eris stock investment. This investment is recorded based on the stock price of the underlying stock and on the Taiwan/U.S. dollar exchange rate since the investment was made in Taiwan dollars. During the quarter, the Eris stock price decreased and the Taiwan dollar fell.
Income Before Income Taxes and Noncontrolling Interest in the third quarter amounted to $11.1 million, compared to income of $27.4 million in the third quarter of 2010 and $23.4 million in the second quarter of 2011.
Turning to income taxes, our effective income tax rate in the third quarter was 3.2 percent, due mainly to a change in the profitability by country and within our updated guidance of zero to 6 percent.
GAAP net income for the third quarter was $10.0 million, or $0.21 per diluted share, compared to GAAP net income of $21.2 million, or $0.46 per diluted share, in the third quarter of 2010 and GAAP net income of $18.0 million, or $0.38 per diluted share, in the second quarter of 2011. The share count used to compute GAAP diluted EPS for the third quarter was 47.1 million shares.
Third quarter Non-GAAP adjusted net income was $12.1 million, or $0.26 per diluted share, which excluded, net of tax, $1.3 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes, and $800,000 of non-cash acquisition related intangible asset amortization costs. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in third quarter GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, of non-cash share-based compensation expense and $1.3 million loss, net of tax, in fair value associated with the investment in Eris. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share and excluding the loss in fair value, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.03 per share.
Turning to the balance sheet, at the end of the third quarter, we had approximately $125 million in cash, which reflects the redemption of $134 million of our Convertible Senior Notes. Working capital was approximately $311 million.
At the end of the third quarter, inventory was approximately $139 million, an increase of approximately $10 million from the second quarter. This increase was due to a $14 million increase in Finished Goods, and a $1 million increase in Raw Materials partially offsetting a $5 million decrease in Work in Process. Inventory days increased to 105, compared to 100 days in the second quarter of 2011.
Accounts receivable was approximately $139 million and A/R days were 81.
Capital expenditures were $19.5 million during the third quarter, which included $9.6 million for our Chengdu site expansion. Excluding this amount, CapEx was 6.1 percent of revenue, compared to 18.4 percent in the second quarter. We consider Chengdu to be a long-term strategic project so we are continuing with our site development regardless of the short term economic environment. We invested $10 million in the quarter and $15 million year-to-date. As Dr. Lu mentioned last quarter, for our production facilities we delayed approximately 40 percent of our second half non-Chengdu CapEx due to market conditions. Year-to-date, excluding Chengdu, we have invested a total of $59 million in CapEx, which represents about 12 percent of revenue. For the full year, excluding Chengdu, we expect CapEx to be at the low end of our targeted range of 10 to 12 percent.
Depreciation and amortization expense for the third quarter was $16.1 million.

Cash flow from operations for the third quarter was $17.0 million.
Our cash balance decreased $166 million, due primarily to $134 million used for the retirement of our Convertible Senior Notes, $14 million used for the investment in Eris Technology Corporation and $20 million in capital expenditures, including Chengdu.
Free cash flow was a negative $7.8 million and included $10 million in CapEx for Chengdu infrastructure.
Turning to our Outlook...
In terms of fourth quarter guidance, we expect revenue to range between $140 million and $150 million, or down 7 to 13 percent sequentially. We expect gross margin to be 25 percent, plus or minus 1.5 percent. Operating expenses are expected to remain approximately flat with the third quarter on a dollar basis. We expect our income tax rate to range between 17 and 23 percent, and shares used to calculate GAAP EPS for the fourth quarter are anticipated to be approximately 47.2 million.
With that said, I will now turn the call over to Mark King.
Mark King, Senior VP of Sales and Marketing
Thank you, Rick, and good afternoon.
Our revenue in the third quarter declined sequentially due primarily to weakness across our global markets, particularly in Europe and North America. The global economic issues continued to weigh on the markets and overall demand, especially in the consumer and computing markets, resulting in a larger than normal decline in pricing. However as Dr. Lu mentioned, we continued to see strength in smartphones and tablets. Distributor POP was down 11 percent sequentially as distributors began to reduce their stocking targets going into the fourth quarter. Distributor inventory was up 5 percent, but should begin to decline in Q4. Global POS was down 3 percent in the quarter. Although the current environment is causing customer end products to move slower into production, design win activity remains at high levels in all regions for both new and existing products.
In terms of Global Sales, Asia represented 75 percent of revenue, Europe 13 percent and North America 12 percent.
Our end market breakout consisted of consumer representing 34 percent of revenue, computing 27 percent, industrial 20 percent, communications 16 percent, and automotive 3 percent.
Now turning to new products — traction remains strong as we continue to execute on our new product initiatives. We reached another record quarter for synchronous MOSFET controllers as well as our USB power switches. We also continue to gain momentum on our LED drivers, DC-DC converters, CMOS LDOs, as well as our standard linear product line. And although demand is being constrained by the current market environment, we continue to focus on new product introductions in order to expand content at key customers and drive our future growth as the market improves.
Looking specifically at our discrete product line, we continue to make solid progress in delivering value to our customer base in a wide range of applications. We introduced 66 products across 9 product families. Diodes achieved another record quarter for our synchronous MOSFET controllers as more customers are changing to synchronous control to meet the latest standards from Energy Star. We introduced two new synchronous controllers: one targeting the notebook adapter market and another targeting the set-top box and Power over Ethernet markets. Design wins continue to expand, and we are engaging with an increasing number of potential customers on these products.
Also during the quarter, Diodes announced the expansion of the DiodeStar product family targeted for LED lighting applications. We now have two versions available: ultra-low VF performance and very fast switching that allows for reduced power loss and higher efficiency. These product releases were complemented by a number of other products that confirm Diodes’ position as a leading provider of high volume performance devices.
New design wins in the quarter for our discrete products included major gains in the portable, computing, industrial and automotive lighting marketplaces. We released the first new SBR® solar bypass diode specifically designed to simplify manufacturing concerns of solar panel makers producing next generation PV modules. The new product is highly efficient with a maximum package height of only 0.75mm, enabling it to be directly mounted within the solar panel and removing the need for separate junction boxes.
Now turning to analog, we released 50 new devices across 7 product families. New product highlights include the expansion of our synchronous DC-DC converter product line with new 2A and 3A devices. These products are developed for consumer electronic applications that require ultra-efficient voltage conversion, such as LED TVs, LCD monitors and set-top boxes. We also continued to expand our CMOS LDO portfolio with the addition of a full line of 1.5A adjustable regulators as well as a family of low-power, high accuracy devices intended for battery-operated consumer products. Revenue in our power management segment also remained strong, in which we set a new revenue record in our USB power switches. During the quarter, we secured major design wins in notebooks and desktops, as well as LCD TV and Blu-ray DVD players.
Also during the quarter, we released the industry’s smallest full-featured single-chip fan motor driver. This highly integrated device is designed for driving single-coil brushless DC fan motors and is offered in a miniature, low profile DFN package. In the low-power DC fan market, the demand for low noise and high performance provides an expanded opportunity for our recently launched integrated drivers. We have seen a threefold increase in new sockets over the past few quarters.
We also continued to make advances in our standard linear product line with the release of the ZXRD060, a dual adjustable shunt regulator that offers excellent temperature stability. These devices were specifically developed to be compliant with the new high-speed serial Thunderbolt interface, which is an emerging standard targeted at the consumer products market and is being backed by several major consumer electronic providers. In addition to several design wins from early adopters of Thunderbolt, we secured major standard linear design wins for both consumer and industrial applications.
Now, turning to our Logic products. We continued to expand our footprint in the Logic market as we gain traction on our new dual-gate devices introduced last quarter.
Design win activity and product introductions remain very solid even though some customer projects have been delayed due to the current environment. We still expect this product segment to a key contributor to our growth next year.
In summary, we continue to believe that Diodes is well positioned to manage through the current market environment, as we proactively prepare for improving conditions and demand. We have additional capacity available and also have a high level of new product and design win activity that will enable us to capture additional market share in the coming quarters. Traction remains strong on a large number of new products, and we continue to have a solid position with all of our key customers.
With that, I’ll open the call for questions — Operator?
Upon Completion of the Q&A...
Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.